Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is by and between Mark Aubry, an individual residing in [_____________] (the “Executive”), and Green Automotive Company, a corporation organized under the laws of the state of Nevada (“GAC” or the “Company”), effective the 17th day of December, 2012 (the “Effective Date).

WHEREAS, Executive has significant experience in the automotive industry, specifically the Electric Vehicle sector, and business management; and,

WHEREAS, the Company wishes to employ Executive as its President, with the duties of the Executive, among others, to include the performance of all of the duties typical of the office held, those described in the Bylaws of the Company, and such other duties and projects as may be assigned by GAC’s Board of Directors, more fully described below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.

Engagement

The Company hereby engages Executive to provide his services as its full time President beginning on January 1, 2013.  The period between December 17, 2012 and January 1, 2013 will be a transitional period during which the President position will be transferred from the Company’s current President to Executive.  In the role of President, Executive will work to lead the development of the GAC business through the profitable manufacturing and sale of internal combustion engine based buses, limousines and related transport products, and the creation, introduction and profitable sale of a range of electric buses, limousines and related transport products; at the appropriate time, create a management team for GAC in America; participation in all efforts to develop the business within the GAC group with a particular focus on North America and export markets serviced from there, and the overall goal to increase the value of the Company and ultimately assist GAC in listing on the AMEX or NASDAQ within two (2) years.  Executive's duties may be reasonably modified by the parties from time to time.  Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner.  Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company.

2.

Compensation

Compensation to Executive for the Services provided pursuant to this Agreement shall consist of the following:

A.

Monthly Compensation.  As compensation for the Services, the Company will provide remuneration of $10,000 per month.

B.

Initial Bonus. In addition to the monthly compensation, the Company will pay Executive a bonus of $2,500 per month for the first six (6) months of employment, which remuneration will be paid by the Company to Executive in accordance with the Company’s regular payroll practices.

C.

Additional Bonus.  After the first six (6) months, Executive will be entitled to earn an additional cash bonus paid bi-annually, based on parameters to be determined in good faith between the Company and Executive.  These parameters will be in writing and agreed to by both the Company and Executive.  In the event the Company and Executive cannot agree on parameters for the bonus, then no bonus will be paid until an agreement is reached.

D.

 Equity Compensation.  The Company shall grant to Employee shares of the Company’s Common Stock as follows:  if by January 1, 2014, the Company has met the following thresholds:

(i)

The Company, and its subsidiaries, employ at least ten (10) people;

(ii)

The Company’s annual revenue for the fiscal year ended December 31, 2013 exceeds One Million Dollars ($1,000,000); and

(iii)

Newport Coachworks, Inc., the Company’s wholly-owned subsidiary sells at least ten (10) buses,

Then the Employee shall receive Five Hundred Thousand (500,000) shares of the Company’s Common Stock.  The Employee must be employed by the Company as its Chief Executive Officer on January 1, 2014 in order to earn the Incentive Shares.

The Employee will have the right to receive an additional Five Hundred Thousand (500,000) shares of the Company’s Common Stock if the Employee reaches “stretch” targets to be established in good faith between the Employee and the Company during the first three months of the Employee’s employment.  The full One Million (1,000,000) shares are referred to herein as the “Incentive Shares.”

Provided the Company is a “reporting issuer” under the Securities Exchange Act of 1934, as amended, with current reports on file with the Securities and Exchange Commission (“SEC”) and is eligible to file a registration statement to register the shares of the Company to be issued as the Incentive Shares, such Incentive Shares shall be registered by the Company with the SEC under a Form S-8 or other applicable registration statement, and the Company shall cause such registration statement to remain effective for at least two (2) years.  If the Company is not eligible to file a Form S-8 or other applicable registration statement to register the Incentive Shares on or a reasonable time after January 1, 2014 the Employee may elect to forgo receipt of the Incentive Shares until the Company becomes eligible to register the Incentive Shares.

E.

Reimbursement of Expenses.  The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement in accordance with the Company’s expense reimbursement policy; provided Employee timely furnishes to the Company a complete and accurate accounting of such expenses that would satisfy the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the “Code”).  Reimbursement of costs and expenses shall be made within ten (10) days of receipt by the Company of Executive’s written request for reimbursement; provided, however, that another GAC executive officer must approve in advance all such expenses in the aggregate in excess of $500 in any one (1) month.

F.

Participation in Benefit Plans.  Executive shall be responsible for his own medical insurance for the first six (6) months of this Agreement.  Thereafter, when it is established, the Executive shall be eligible to participate in the employee benefit program selected by the Company.  If there is no employee benefit plan in place after six (6) months then the Company will continue to pay the “initial bonus” described in Section 2.B, above, until the establishment of the Company’s employee benefit program.

G.

Vacation.  Executive shall be eligible for four (4) weeks paid vacation for each full calendar year Executive is employed by the Company to be taken at such times and for such periods as are consistent with his responsibilities hereunder; provided, however, that Executive shall not take more than two (2) weeks’ vacation (i.e., fourteen (14) consecutive calendar days) without prior approval of the Company’s Board of Directors.  Should Employee fail to exhaust his vacation time in any year, he may carry over one (1) week of unused vacation to the next calendar year; provided, however, that vacation not taken in such subsequent year shall be forfeited.  Any unused vacation exceeding the amount eligible to be carried over shall be forfeited.

3.

Term of Engagement.

This Agreement shall have an initial term of six (6) months (the “Term of Services”) and, at the end of this period will automatically be renewed for a further six (6) month period which will roll over each year thereafter.  Notwithstanding this Term of Services, this Agreement may be terminated pursuant to Section 7, below (the “Service Termination Date”).

4.

Time Obligation

Executive shall devote not less than Thirty Five (35) hours per week, as the Company deems necessary, from day-to-day or week-to-week, excluding attending properly noticed meetings of the Company’s Board of Directors or its committees.  The Company shall pay or timely reimburse Executive for any and all expenses of travel, lodging and other costs related to such Board and Board committee meetings or any other travel by Executive as directed by the Company or its respective Board of Directors.  All international travel requires pre-authorization by a Board member or another executive officer of GAC, which shall be granted on the same terms as though he were a Board Member.

5.

Indemnification

Executive shall not be liable to the Company or any of its shareholders, and the Company shall indemnify and hold Executive harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by him, and to pay related attorney’s fees incurred by Executive by reason of or resulting from any investigation, inquiry, subpoena, action, or other legal process or proceeding, threatened or filed against Executive or the Company relating in any way to any action by Executive, or omission, in the course of or connected with rendering the Services, including but not limited to losses that may be sustained in any corporate act undertaken by the Company as a result of advice provided by Executive (“Indemnification”). This covenant is provided by the Company as an inducement for Executive to enter into this Agreement. Excluded from Indemnification under this Agreement are actions, litigation or otherwise, brought against the Executive the basis of which is the Executive’s willful acts or omissions or breach of the Executive’s fiduciary duty or fraud, or such other action that may be against public policy for the Company to waive, release or indemnify against.

6.

Place of Services

Unless otherwise mutually agreed by Executive and the Company, the Services provided by Executive hereunder will be performed at the offices of the Company in California or its respective subsidiary, or, at such other location as may be required, in the Company’s sole discretion, to perform his job responsibilities.

7.

Termination

This Agreement will terminate as described in Section 3, above, or upon the earlier of (a) receipt by Executive of written notice by the Company to Executive to terminate this Agreement for Cause, (b) thirty (30) days following receipt by Executive of written notice by the Company to Executive to terminate this Agreement without Cause, or (c) thirty (30) days following receipt by the Company of written notice by Executive to terminate this Agreement, for any reason.  For the purpose of this Agreement the term “Cause” shall mean:

A)

As to Executive:

i)

Executive is unable to provide the Services as set forth herein for ninety (90) consecutive business days because of illness, accident, or other incapacity;

ii)

Executive willfully breaches or neglects the duties reasonably requested by a majority of the members of the Company’s Board of Directors; or

iii)

Executive breaches a material term of this Agreement and fails to cure upon reasonable notice from the Board; or

iv)

Executive files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or,

v)

Executive is convicted of or enters a plea of guilty or nolo contendere to a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty.

B)

As to the Company:

i)

If the Company breaches this Agreement or fails to (1) make any payments to Executive of the Compensation as set forth in Paragraph 2,  or any other fees as required pursuant to this Agreement, or (2) provide information requested by Executive in the course of providing the Services; or

ii)

If the Company ceases business, or

iii)

At the option of the Executive, if the Company sells a controlling interest to a third party, or agrees to a consolidation or merger of itself with or into another corporation, or sells substantially all of its assets to another corporation, entity or individual; or

iv)

If the Company has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of business, or if either the Company makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or

v)

If any of the disclosures made by the Company herein, or subsequent hereto, are determined to be materially false or misleading.

In the event this Agreement is terminated prior to the expiration of the Term of Service by the Company:

For Cause, the Company agrees to pay all remuneration owed to Executive through the date of termination and to pay all expenses due.

Without Cause, the Company agrees to pay in cash six (6) months compensation, but no additional Incentive Shares will be earned post-termination.  To pay all and any expenses due to the Executive through the date of termination.

In the event this Agreement is terminated prior to the expiration of the Term of Service by the Executive, the Company agrees to pay all remuneration owed to Executive through the date of termination and to pay all expenses due.

8.

Representations and Warranties of the Company

The Company represents and warrants to Executive that:

A)

Corporate Existence.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with power to own property and carry on its business as it is now being conducted.

B)

No Conflict.  This Agreement has been duly authorized by all necessary corporate action of GAC.  The Agreement has been duly executed by the Company and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which the Company is a party or to which the Company is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which the Company is subject.

C)

Full Disclosure.  The information concerning the Company provided to Executive pursuant to this Agreement is, to the best of the Company's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Further, information regarding GAC’s financial condition, historical share prices and trading volume, and corporate history can be found at www.otcmarkets.com.

D)

Date of Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

9.

Nondisclosure and Nonuse of Confidential Information

The Executive shall not disclose or use at any time without the written consent of the Company, either during the Term of Services or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give the Company prompt notice of such disclosure and cooperate with the Company in seeking suitable protection.  The Executive acknowledges that the Company’s Confidential Information has been generated at great effort and expense by the Company and its predecessors, subsidiaries, and affiliates and has been maintained in a confidential manner by the Company, its predecessors, subsidiaries, and affiliates.  The Executive does not claim any rights to or lien on any Confidential Information.  The Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Executive becomes aware and of all details thereof.  The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product (as defined below) which the Executive may then possess or have under his control.  If so requested, the Executive shall provide to the Company a signed statement confirming that he has fully complied with this subsection (a).

For purposes of clarification, the Executive agrees that he will not use or disclose any Confidential Information about the Company’s technologies, business arrangements, customers or its prospective customers (including, without limitation, the identity and special needs of the customers/prospects of the Company, key customer/prospect contact information, historical information about the customer’s/prospect’s orders, sales, sales volume, pricing, discounting and other financial arrangements) at any time for any purpose after the Termination Date.  The Executive understands and agrees that he shall not use such information for any purpose other than in connection with his employment by the Company, regardless of whether he has or ever had such information in written form.  The Executive’s obligations in respect of the Company’s Confidential Information shall survive the termination of this Agreement.

As used in this Agreement, the term “Confidential Information” means information that is not publicly revealed or disclosed or generally known to the public or in the electric or “green” vehicle business and that is or was used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while providing services to the Company or any predecessors thereof pertaining directly to (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) trade dress (such as car models or design components and the like), (v) analyses, (vi) designs, drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions (including designs), devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customer, client and supplier lists, (xiii) other copyrightable works, (xiv) production methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form, unless: (A) the information is or becomes publicly known through lawful means; or (B) the information is disclosed to the Executive without a confidential restriction by a third party (unaffiliated with the Company or any affiliate of the Company) who rightfully possesses the information and did not obtain it, either directly or indirectly, from Company.  Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.  For purposes of this Agreement, the “Company Business” means any business, products or services of the Company or its affiliates as such businesses, products and/or services exist or are in the process of being formed or acquired, with respect to which (A) the Executive is actively engaged or (B) the Executive has learned or received Confidential Information.

10.

Non-Disparagement

Both the Company and Executive, both during and after the Term of Services, agree not to publicly criticize, denigrate, or otherwise disparage the other (and, as to the Company, its subsidiaries, and each such entity’s employees, officers, directors, consultants, other service providers) or their respective products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing.  Nothing in this Section 10 shall prevent either party from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally-issued subpoena.  Each party promises to provide the other with written notice of any request to so cooperate or provide testimony within one day of being requested to do so, along with a copy of any such request.

11.

Miscellaneous

A)

Authority.  Executive and those executing this Agreement on behalf of the Company represent that they are duly authorized to do so, and that each has taken all requisite action required by law or otherwise to properly allow such signatories to execute this Agreement.

B)

Subsequent Events.  Executive and the Company each agree to notify the other parties if, subsequent to the date of this Agreement, one of the parties incurs obligations which could compromise its efforts and obligations under this Agreement.

C)

Amendment.  This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

D)

Further Actions and Assurances.  At any time and from time to time, each party hereto agrees, at its expense, to take such action and to execute and deliver documents as may be reasonably requested or necessary to effectuate the purposes of this Agreement.

E)

Waiver.  Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

F)

Assignment.  Neither this Agreement nor any right created by it shall be assignable by any party hereto without the prior written consent of the other parties.

G)

Notices.  Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party when deposited for transmittal by certified or registered mail, postage prepaid, or when sent by facsimile, “email” or other electronic transmission with proof of delivery, addressed as follows:

To the Company:

Green Automotive Company

          23 Corporate Plaza, Suite 150

          Newport Beach, California 92660

          Telephone: 1.877.

          Facsimile:   1.310.

          Email: Info@usaelectricauto.com

To Executive:

         Mark Aubry

[______________]

[______________]

Telephone: [______________]

          Facsimile:

          Email: [_______________]

or to such other person or address designated in writing subsequent to the date hereof by the Company or Executive to receive notices.

H)

Headings.  The sections and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

I)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby.  In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the County of Orange, State of California.  In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the actual expenses of its attorneys) in bringing or defending against such action.

J)

Termination of Any Prior Agreements.  Effective the date hereof all rights of the Company and Executive related to any other agreement entered into between the Company and Executive prior to the Effective Date hereof, whether written or oral, is hereby terminated.

K)

Time is of the Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

L)

Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

M)

Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist.  No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

N)

Severability.  If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

O)

Counterparts: Facsimile. An original of this Agreement may be executed simultaneously in three or more executed facsimile, telecopy or other electronic reproductive counterparts, each of which shall be deemed an original, or facsimile, telecopy or other electronic reproductive counterparts, shall constitute one and the same instrument, and delivery of such shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

[signature page follows immediately hereafter]

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first written above.

“Company”

Green Automotive Company

a Nevada corporation

By:___________________________

      Name:

      Title:

“Executive”

Mark Aubry

an individual

_____________________________

Mark Aubry